Stillwater Mining Company Reports Second Quarter 2014 Earnings

BILLINGS, MT -- (Marketwired - July 31, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Consolidated quarterly net income attributable to common stockholders of $17.9 million or $0.14 per diluted share, compared to a quarterly loss of $5.3 million or $0.04 per share during the second quarter of 2013
  Reorganization costs of $5.6 million incurred during the quarter
  Total cash and investments up $27.6 million during the quarter to $501.9 million
  All-in sustaining costs of $792 per mined ounce, a 6.5% decrease from the second quarter of 2013 and near the bottom of the updated guidance range
  Recycling gross working capital increased by $9.8 million from previous quarter
  Corporate overhead reduced to $9.3 million, down 50% from the second quarter of 2013
  Stillwater and Johnson Matthey agree to five-year PGM refining and sales agreement

Stillwater Mining Company (the Company) today reported second quarter 2014 consolidated net income attributable to common stockholders of $17.9 million or $0.14 per diluted share, compared to second quarter 2013 consolidated net loss attributable to common stockholders of $5.3 million or $0.04 per share. Second quarter 2014 results include $5.6 million of pre-tax reorganization costs. The second quarter of 2013 included proxy contest expenses of $1.5 million and non-cash accelerated equity-based compensation of $9.1 million.

Commenting on the second quarter results, Mick McMullen, the Company's President and Chief Executive Officer stated, "I am very pleased to report another excellent quarter at Stillwater Mining Company. Earnings attributable to common stockholders of $17.9 million were a strong result that included a $5.6 million pre-tax charge for reorganization costs. We also benefited during the quarter from reprocessing and selling some PGM ounces from inventories that had accumulated over the past year. The drive to produce profitable ounces is evidenced by the $27.6 million increase in our net cash position, which is pleasing considering recycling gross working capital also increased by $9.8 million over the quarter.

"We continue to focus on controlling our capital and operating costs, recognizing that cost management is a profit driver we can control, irrespective of future metal price behavior, which we cannot. Efforts to control costs during the quarter included paring back our workforce through both voluntary and involuntary severance programs; completing a detailed assessment of the profit contribution of each mining area within the Stillwater Mine; carefully scrutinizing all proposed capital spending; and monitoring corporate overhead.

"The Company is also benefiting from strong underlying market fundamentals in our key products, palladium and platinum. Growth in automotive production worldwide and ever more stringent emission standards combine to ensure expanding demand for these metals, while supply remains constrained. Significant labor difficulties in South Africa during the first half of this year restricted global production and consumed much of the metal inventory on hand, and most analysts project significant supply deficits for palladium and platinum this year and well into the future. Limited reinvestment in existing PGM production facilities, particularly in South Africa, also suggests that future production from that region may decline.

"This year's second quarter saw a modest decline in mine output over the previous quarter, all at the Stillwater Mine. The East Boulder Mine has continued its strong performance. I have stated publicly that our objective as a Company, rather than merely seeking to maximize production, is to maximize profitable ounces while operating in a safe manner and maintaining our social license. In furthering this objective we may reduce production for a time in order to bypass unprofitable stopes until we have the appropriate infrastructure in place to maximize profitability. Tonnages mined at the Stillwater Mine declined slightly in the quarter in part due to mining conditions, some preferential allocation of resources toward underground mine development and to operational changes being implemented to maximize profitability, not ounces produced.

"During the quarter we commenced stoping from the first stope in the Graham Creek area. Preparations are under way to add an additional shift at the East Boulder mill, which will increase production by approximately 2,000 PGM ounces per month. We expect to see the benefit of these changes over the coming quarters. In addition, in the second quarter we began to see benefits to our recycling volumes from our new agreement with Johnson Matthey. Based on these results and current forecasts we are updating our 2014 guidance for total mined production to a range of 510,000 - 525,000 palladium and platinum ounces and are improving our 2014 guidance for all-in sustaining costs (a non-GAAP measure) to a range of $780 - $830 per mined ounce. We are also decreasing our full-year 2014 capital expenditure guidance to a range of $125 to $135 million."

2014 Guidance:

                                          Current 2014       Previous 2014
                                            Guidance           Guidance
                                       ------------------ ------------------
Mined Production (palladium and
 platinum ounces)                       510,000 - 525,000  520,000 - 535,000
Total Cash Costs per Mined Ounce (net
 of by-product and recycling credits)      $530 - $570        $530 - $570
All-In Sustaining Costs per Mined
 Ounce*                                    $780 - $830        $800 - $850
Corporate Overhead (1) (millions)           $35 - $45          $35 - $45
Capital Expenditures (millions)            $125 - $135        $130 - $140
Sustaining Capital Expenditures
 (millions)                                 $82 - $87          $85 - $90
Project Capital Expenditures
 (millions)                                 $43 - $48          $45 - $50
*
All-in sustaining costs per mined ounce guidance for 2014 assumes the exclusion of approximately $28 per ounce recycling credit and approximately
$13 per ounce of costs for foreign activities.
(1) Corporate Overhead includes: general and administrative, marketing, and exploration expenses.

In the second quarter of 2014, the Company's Montana mines produced a total of 126,400 ounces of palladium and platinum, a 3.9% decrease compared to mine production of 131,500 ounces in the second quarter of 2013. The 4.7% increase in East Boulder Mine production in this year's second quarter as compared to the second quarter of 2013 was driven by slightly higher realized ore grades and higher tons. The 7.7% decline in ounces produced at the Stillwater Mine reflected lower ore tons, partially offset by a slight increase in ore grades.

Second Quarter Mine Production Comparison:

                                             2014       2013
                                            Second     Second   Percentage
(Produced ounces)                           Quarter    Quarter    Change
                                          ---------- ---------- ----------
Stillwater Mine                               84,000     91,000       (7.7)%
  Palladium                                   64,700     70,200       (7.8)%
  Platinum                                    19,300     20,800       (7.2)%
East Boulder Mine                             42,400     40,500        4.7%
  Palladium                                   33,000     31,500        4.8%
  Platinum                                     9,400      9,000        4.4%
Total                                        126,400    131,500       (3.9)%
  Palladium                                   97,700    101,700       (3.9)%
  Platinum                                    28,700     29,800       (3.7)%

Revenue from the Company's Mine Production segment for the second quarter of 2014 (including proceeds from the sale of by-products) totaled $147.2 million, a 30.6% increase from $112.7 million in the same period of 2013. Combined sales realizations for mined palladium and platinum increased for the second quarter of 2014, averaging $962 per ounce, compared to $865 per ounce realized in the second quarter of 2013. The total quantity of mined palladium and platinum sold in the second quarter of 2014 was 144,000 ounces compared to 122,300 ounces sold in the same period of 2013. As a result of earlier constraints on reprocessing slag inventories at the Stillwater Mine, metal inventory increased through the first quarter of 2014. Subsequently, inventories have been processed and PGMs in inventory have decreased. Approximately 17,600 ounces of PGM sales from inventory were recognized during the second quarter of 2014.

The Company processed recycling material containing 134,300 ounces of palladium, platinum and rhodium through its smelter and refinery during the second quarter of 2014. This represents a decrease of 23.3% from the record total of 175,000 ounces processed during the second quarter of 2013. Recycling volumes increased relative to the March 2014 quarter by 32.3%.

Second Quarter Recycling Ounces Processed Comparison:

                                             2014       2013
                                            Second     Second   Percentage
                                            Quarter    Quarter    Change
                                          ---------- ---------- ----------
Total                                        134,300    175,000      (23.3)%
  Palladium                                   73,900     96,500      (23.4)%
  Platinum                                    50,300     65,200      (22.9)%
  Rhodium                                     10,100     13,300      (24.1)%

Recycling sales volumes for the second quarter of 2014 decreased by 29.1%, to 101,400 ounces from 143,100 ounces sold in the second quarter of 2013. PGM Recycling revenue totaled $102.7 million for the 2014 second quarter, a 33.2% decrease from $153.7 million in the same period of 2013. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium decreased by 6.4% to $1,002 per ounce in the second quarter of 2014 from $1,070 per ounce in the second quarter of 2013.

The Company is utilizing a non-GAAP measure of mining efficiency, All-in Sustaining Costs (AISC), in monitoring and managing its performance going forward. This measure is calculated beginning with total cash costs per mined ounce, net of credits (another non-GAAP measure), and adding to it the recycling income credit; domestic corporate overhead and marketing costs (excluding any depreciation and amortization costs as well as research and development, non-recurring and reorganization costs included in corporate overhead costs); plus that portion of total capital expenditures associated with sustaining the current level of mining operations. The resulting measure provides a comparative indication of the all-in resources consumed in any period to sustain the mining operations and produce at current levels. See - "Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues."

                                           2014     2013     2014     2013
Combined Montana Mining Operations All-   Second   Second  Year-to- Year-to-
 In Sustaining Costs Per Mined Ounce      Quarter  Quarter   date     date
                                         -------- -------- -------- --------
Reported Total Cash Costs per Mined
 Ounce (Net of Credits) *                $    550 $    532 $    559 $    527
  PGM Recycling Income Credit                  23       40       24       44
  Corporate General & Administrative
   Costs (Before DD&A)                         60      115       60      107
  Capital Outlays to Sustain Production
   at the Montana Operating Mines             159      160      147      157
                                         -------- -------- -------- --------
All-In Sustaining Costs per Mined Ounce
 *                                       $    792 $    847 $    790 $    835
                                         ======== ======== ======== ========

* These are non-GAAP measures. For a full description and reconciliation of these and other non-GAAP measures to GAAP accounting measures, see
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues below.

Combined total cash costs per mined ounce, net of by-product and recycling credits, (a non-GAAP measure) averaged $550 per mined ounce for the quarter ended June 30, 2014, compared to $532 for the same quarter of 2013. See - "Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues." The table below illustrates the effect of by-product and recycling credits on the total cash costs per mined ounce, net of credits, for the combined Montana mining operations.

                                           2014     2013     2014     2013
Combined Montana Mining Operations Cash   Second   Second  Year-to- Year-to-
 Costs Per Mined Ounce                    Quarter  Quarter   date     date
                                         -------- -------- -------- --------
Reported Total Cash Costs per Mined
 Ounce (Net of Credits) *                $    550 $    532 $    559 $    527
  By-Product Revenue Credit                    68       53       60       56
  PGM Recycling Income Credit                  23       40       24       44
Total Cash Costs per Mined Ounce (Before
 Credits) *                              $    641 $    625 $    643 $    627
                                         ======== ======== ======== ========

* These are non-GAAP measures. For a full description and reconciliation of these and other non-GAAP measures to GAAP accounting measures, see
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues below.

Cash Flow and Liquidity

At June 30, 2014, the Company's consolidated available cash balance was $246.4 million, compared to $286.7 million at December 31, 2013. If highly liquid investments are included with available cash, the Company's balance sheet liquidity totaled $501.9 million at June 30, 2014, an increase from $496.0 million at December 31, 2013. Of the Company's second quarter consolidated cash balance, $18.5 million is dedicated to the Marathon project (and other related Canadian properties) and is unavailable for other corporate purposes. Net working capital -- composed of total current assets (including available cash and investments), less current liabilities -- decreased to $607.1 million at June 30, 2014, from $614.8 million at the end of 2013.

Net cash provided by operating activities (which includes changes in working capital) totaled $60.3 million for the six months ended June 30, 2014, compared to $30.9 million of cash provided for the same period of 2013. Cash flow from operations benefited from lower corporate overhead and somewhat higher metal prices during this year's first half. Capital expenditures, adjusted to a cash basis, were $53.8 million for the six-month period ended June 30, 2014, compared to $58.8 million in the same period of 2013.

Outstanding balance sheet debt at June 30, 2014, was $318.1 million, up from $310.7 million at December 31, 2013. The Company's reported debt balance at June 30, 2014, included approximately $282.4 million of 1.75% convertible debentures (net of unamortized discount of $114.4 million) and $2.2 million of 1.875% convertible debentures, $29.7 million of exempt facility revenue bonds, a capital lease of $3.6 million and approximately $0.2 million of financing for a small installment land purchase. The increase in the debt balance during 2014 is attributable to the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

Other Matters

During the second quarter of 2014, the Company and Johnson Matthey agreed to a five-year PGM refining and sales contract. Under the terms of this new agreement, Johnson Matthey has an exclusive five-year right to refine all of the PGM filter cake the Company produces. Johnson Matthey also has the right to purchase all of the Company's mine production of palladium and a portion of its mined platinum at competitive market prices and has the right to bid for any recycling volumes the Company has available. The Company's existing platinum sales agreement with Tiffany is excluded from the Johnson Matthey contract. Other provisions of the Johnson Matthey agreement include a good-faith effort by Johnson Matthey to assist in growing the Company's recycling volumes, sharing of market intelligence and a cooperative effort to evaluate and possibly develop new technologies. The contract contains a clause allowing Stillwater the ability to terminate the supply arrangement for a nominal fee. The Company, at its sole discretion, may terminate the refining arrangement after four years, in which event the Company shall pay the same nominal fee to Johnson Matthey per troy ounce of recovered PGM for the remaining term of the refining arrangement.

In June 2014, the Company provided notice that it intended to exercise its contractual right to call its $30.0 million in aggregate principal amount of outstanding 8.0% State of Montana Exempt Facility Revenue Bonds, Series 2000, issued through the State of Montana Board of Investments, due July 1, 2020 (the "Series 2000 Bonds") at par, plus accrued and unpaid interest. Subsequent to the end of the 2014 second quarter, the Company redeemed the entire $30.0 million aggregate principal amount of Series 2000 Bonds for the total amount of $30,040,000, including accrued interest.

The Company's total workforce at June 30, 2014, was 1,663. This is a reduction of 110 employees from a total of 1,773 at December 31, 2013. These net reductions have stemmed from reorganization efforts including both voluntary and involuntary severances as well as normal workforce attrition. The Company has no further significant personnel cutbacks targeted at this point outside of normal attrition, but will continue to assess its manpower requirements going forward.

The Company continues to examine potential alternatives to realize value from Altar, its copper-gold prospect in Argentina. The Company has scaled back its activities at Altar (a project deemed to be non-core), while maintaining a minimum level of activity that permits it to retain its interest in the Altar concessions while limiting spending to essential services.

The Company owns a 75% interest in the Marathon PGM-copper project and related properties in Canada. Mitsubishi Corporation owns the remaining 25%. As announced previously, it has become clear that the project as presently conceived would not provide an acceptable economic rate of return for shareholders. The Company and its joint venture partner are examining various alternatives to enhance project returns. At this time there is no assurance that these alternatives will provide the economic improvement required to make the project viable. The Company is maintaining its tenure position at Marathon and looking for opportunities to realize value from the project in the future. However, until such time as the project is able to demonstrate viable economics, the Company has scaled back spending on the Marathon project.

Second Quarter Results - Details

For the second quarter of 2014, the Company's Stillwater Mine produced 84,000 ounces of palladium and platinum, a decrease of 7.7% from the 91,000 ounces produced in the second quarter of 2013. Production at the Company's East Boulder Mine of 42,400 ounces in the second quarter of 2014 reflected an increase of 4.7% over the 40,500 ounces produced in the same quarter of 2013.

Costs of metals sold (before depletion, depreciation and amortization expense) decreased to $189.8 million in the second quarter of 2014 from $226.5 million in the second quarter of 2013. Mine Production costs included in costs of metals sold increased to $89.5 million in the 2014 second quarter from $77.4 million in the 2013 second quarter. Higher royalties and severance taxes driven by higher realized PGM prices contributed to the increase in cost of metals sold. PGM Recycling costs totaled $100.3 million in the second quarter of 2014, down from the $149.2 million reported in the second quarter of 2013. This decrease was due to significantly lower recycling volumes processed and sold and the corresponding decrease in the total cost of acquiring recycling material for processing.

General and administrative (G&A) costs were $8.2 million in the second quarter of 2014, down from the $14.1 million incurred during the same period of 2013. The reduced G&A expense in this year's second quarter is attributable mostly to lower compensation expense in 2014. The second quarter of 2013 included G&A costs related to the retirement of the Company's former Chief Executive Officer, one-time software licensing fees and higher share based compensation expense. The second quarter of 2014 included reorganization costs of $5.6 million as compared to the second quarter of 2013, which included proxy contest expenses of $1.5 million, and non-cash accelerated equity-based compensation of $9.1 million. Exploration expenses were $0.7 million in the second quarter of 2014 compared to $2.2 million in the same period of 2013 as a result of steps taken to scale back exploration at the Altar and Marathon projects. Marketing expenses declined to $0.4 million in the 2014 second quarter compared to $2.3 million in the same quarter of 2013, reflecting the continuing curtailment of palladium jewelry marketing efforts.

Interest expense in the second quarters of 2014 and 2013 was $5.9 million and $5.4 million, respectively, net of capitalized interest of $1.1 million and $1.2 million, respectively.

During the second quarter of 2014, the Company recorded a net foreign currency transaction gain of $0.2 million. The net foreign currency transaction gain recorded for the second quarter of 2013 was $5.2 million, primarily attributable to remeasurement of the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd.

First Six Months' Results - Details

During the first six months of 2014, the Company's Stillwater Mine produced 173,700 ounces of palladium and platinum, a decrease of 5.4% from the 183,600 ounces produced in the same period of 2013. Production at the Company's East Boulder Mine of 83,400 ounces for the first six months of 2014 reflected an 11.2% increase from the 75,000 ounces produced in the same period of 2013.

Costs of metals sold (before depletion, depreciation and amortization expense) decreased to $358.5 million for the six-month period ended June 30, 2014, from $419.1 million in the same period of 2013. Mine Production costs included in costs of metals sold increased to $167.5 million for the six-month period ended June 30, 2014, from $153.1 million in the same period of 2013. PGM Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $191.0 million for the six-month period ended June 30, 2014, down from the $266.0 million reported in the same period of 2013. The decrease was due to lower volumes sold and the related reduction in total cost to acquire materials for processing.

General and administrative (G&A) costs were $17.4 million for the six-month period ended June 30, 2014, a decrease from the $26.6 million incurred during the same period of 2013. Included in the G&A for the six-month period ended June 30, 2013, were costs related to the retirement of the Company's former Chief Executive Officer, one-time software licensing fees and higher share based compensation expense. The six-month period ended June 30, 2014, included reorganization costs of $6.0 million as compared to the same period of 2013 which included proxy contest expenses of $4.3 million, and non-cash accelerated equity-based compensation of $9.1 million. The Company recognized $1.7 million in total exploration expenses related to its mineral properties in both Canada and South America for the six-month period ended June 30, 2014, and $8.1 million in the same period of 2013. Marketing expenses declined to $0.5 million for the six-month period ended June 30, 2014, compared to $4.0 million in the same time period of 2013, reflecting the continuing curtailment of marketing palladium for jewelry.

Interest expense for the first six months of 2014, and 2013 was $11.7 million and $12.1 million, respectively, net of capitalized interest of $2.2 million and $2.0 million, respectively.

During the six-month periods ended June 30, 2014 and 2013, the Company recorded a net foreign currency transaction gain of $4.4 million and $9.5 million, respectively. Essentially all of these net gains related to the remeasurement into U.S. dollars of the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd. The gain reflects the effect of the high inflation rate in Argentina as the obligation is remeasured from Argentine pesos into U.S. dollars.

2014 Second Quarter Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss second quarter 2014 results at 12:00 noon Eastern Standard Time on Thursday, July 31, 2014.

Dial-In Numbers:
United States: (877) 407-8037
International: (201) 689-8037

A webcast of the conference call and a corresponding presentation will be available through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13586838. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other applications. The Company is engaged in the development, extraction, processing, smelting and refining of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about the Company can be found at its website: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "will" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. The forward-looking statements in this report are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2013 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

                                     Three Months Ended   Six Months Ended
                                          June 30,            June 30,
                                     ------------------  ------------------
(In thousands, except per share
 data)                                 2014      2013      2014      2013
                                     --------  --------  --------  --------
REVENUES
  Mine Production                    $147,171  $112,742  $272,900  $241,056
  PGM Recycling                       102,716   153,749   196,251   276,083
  Other                                    --        --       235        --
                                     --------  --------  --------  --------
      Total revenues                  249,887   266,491   469,386   517,139
                                     --------  --------  --------  --------
COSTS AND EXPENSES
  Costs of metals sold
    Mine Production                    89,499    77,376   167,490   153,129
    PGM Recycling                     100,266   149,154   190,972   266,016
    Other                                  --        --        79        --
                                     --------  --------  --------  --------
      Total costs of metals sold
       (excludes depletion,
       depreciation and
       amortization)                  189,765   226,530   358,541   419,145
                                     --------  --------  --------  --------
  Depletion, depreciation and
   amortization
    Mine Production                    17,540    13,742    32,450    28,767
    PGM Recycling                         262       261       503       519
                                     --------  --------  --------  --------
      Total depletion, depreciation
       and amortization                17,802    14,003    32,953    29,286
                                     --------  --------  --------  --------
        Total costs of revenues       207,567   240,533   391,494   448,431
  Marketing                               387     2,263       538     3,990
  Exploration                             674     2,153     1,720     8,104
  Proxy contest                            --     1,529        --     4,307
  Accelerated equity based
   compensation for change-in-
   control                                 --     9,063        --     9,063
  Reorganization                        5,626        --     6,045        --
  General and administrative            8,212    14,146    17,428    26,618
  Loss on long-term investments            --     1,092        --     1,654
  (Gain) loss on disposal of
   property, plant and equipment          (63)        4      (301)       40
                                     --------  --------  --------  --------
        Total costs and expenses      222,403   270,783   416,924   502,207
                                     --------  --------  --------  --------
OPERATING INCOME (LOSS)                27,484    (4,292)   52,462    14,932
OTHER INCOME (EXPENSE)
  Other                                    32        17        64     1,162
  Interest income                         994     1,214     1,819     2,414
  Interest expense                     (5,868)   (5,438)  (11,719)  (12,090)
  Foreign currency transaction gain,
   net                                    182     5,222     4,361     9,459
                                     --------  --------  --------  --------
INCOME (LOSS) BEFORE INCOME TAX
 PROVISION                             22,824    (3,277)   46,987    15,877
  Income tax provision                 (5,166)   (2,380)  (10,291)   (7,230)
                                     --------  --------  --------  --------
NET INCOME (LOSS)                    $ 17,658  $ (5,657) $ 36,696  $  8,647
Net loss attributable to
 noncontrolling interest                 (237)     (349)     (770)     (628)
                                     --------  --------  --------  --------
NET INCOME (LOSS) ATTRIBUTABLE TO
 COMMON STOCKHOLDERS                 $ 17,895  $ (5,308) $ 37,466  $  9,275
  Other comprehensive income (loss),
   net of tax
    Net unrealized gains (losses) on
     investments available-for-sale       178        (5)      141        69
                                     --------  --------  --------  --------
COMPREHENSIVE INCOME (LOSS)
 ATTRIBUTABLE TO COMMON STOCKHOLDERS $ 18,073  $ (5,313) $ 37,607  $  9,344
Comprehensive loss attributable to
 noncontrolling interest                 (237)     (349)     (770)     (628)
TOTAL COMPREHENSIVE INCOME (LOSS)    $ 17,836  $ (5,662) $ 36,837  $  8,716
                                     ========  ========  ========  ========
Weighted average common shares
 outstanding
  Basic                               119,867   118,435   119,738   117,937
  Diluted                             156,167   118,435   155,921   118,391
                                     --------  --------  --------  --------
Basic earnings (loss) per share
 attributable to common stockholders $   0.15  $  (0.04) $   0.31  $   0.08
                                     ========  ========  ========  ========
Diluted earnings (loss) per share
 attributable to common stockholders $   0.14  $  (0.04) $   0.29  $   0.08
                                     ========  ========  ========  ========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

                                                   June 30,    December 31,
(In thousands, except per share data)                2014          2013
                                                 ------------  ------------
ASSETS
Current assets
Cash and cash equivalents                        $    246,408  $    286,687
Investments, at fair market value                     255,490       209,338
Inventories                                           169,409       158,650
Trade receivables                                      13,625         8,988
Deferred income taxes                                  19,329        21,547
Prepaids                                                6,307         3,912
Other current assets                                   15,805        14,757
                                                 ------------  ------------
  Total current assets                                726,373       703,879
Mineral properties                                    159,252       159,252
Mine development, net                                 372,964       346,346
Property, plant and equipment, net                    118,963       124,731
Deferred debt issuance costs                            7,214         7,945
Other noncurrent assets                                 5,144         4,527
                                                 ------------  ------------
  Total assets                                   $  1,389,910  $  1,346,680
                                                 ============  ============
LIABILITIES AND EQUITY
Current liabilities
Accounts payable                                 $     24,222  $     32,088
Accrued compensation and benefits                      27,950        30,646
Property, production and franchise taxes payable       15,435        14,495
Current portion of long-term debt and capital
 lease obligations                                     31,737         2,035
Income taxes payable                                   12,554         4,416
Other current liabilities                               7,330         5,368
                                                 ------------  ------------
  Total current liabilities                           119,228        89,048
Long-term debt and capital lease obligations          286,322       308,667
Deferred income taxes                                  68,798        79,159
Accrued workers compensation                            6,343         6,031
Asset retirement obligation                             9,024         8,654
Other noncurrent liabilities                            7,884         7,262
                                                 ------------  ------------
  Total liabilities                                   497,599       498,821
                                                 ------------  ------------
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                            --            --
Common stock, $0.01 par value, 200,000,000
 shares authorized; 119,964,825 and 119,466,449
 shares issued and outstanding                          1,200         1,195
Paid-in capital                                     1,083,809     1,076,200
Accumulated deficit                                  (211,969)     (249,436)
Accumulated other comprehensive income                    147             6
                                                 ------------  ------------
  Total stockholders' equity                          873,187       827,965
Noncontrolling interest                                19,124        19,894
                                                 ------------  ------------
  Total equity                                        892,311       847,859
                                                 ------------  ------------
  Total liabilities and equity                   $  1,389,910  $  1,346,680
                                                 ============  ============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

                                                         Six Months Ended
                                                             June 30,
(In thousands)                                            2014       2013
                                                       ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                             $  36,696  $   8,647
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depletion, depreciation and amortization                32,953     29,286
  (Gain) Loss on disposal of property, plant and
   equipment                                                (301)        40
  Loss on long-term investments                               --      1,654
  Amortization/accretion on investment
   premium/discount                                        1,038      1,713
  Deferred taxes                                          (4,043)        51
  Foreign currency transaction gain, net                  (4,361)    (9,459)
  Accretion of asset retirement obligation                   370        338
  Amortization of deferred debt issuance costs               731        923
  Accretion of convertible debenture debt discount         8,407      7,725
  Accelerated equity based compensation for change-in-
   control                                                    --      9,063
  Share based compensation and other benefits              6,909     11,039
  Non-cash capitalized interest                           (1,396)    (2,022)
Changes in operating assets and liabilities:
  Inventories                                            (11,099)   (35,113)
  Trade receivables                                       (4,637)     5,556
  Prepaids                                                (2,395)    (3,020)
  Accrued compensation and benefits                       (2,700)    (1,172)
  Accounts payable                                        (6,581)     3,329
  Property, production and franchise taxes payable         1,562        338
  Income taxes payable                                     8,138      3,358
  Accrued workers compensation                               312        459
  Other operating assets                                  (1,248)    (3,774)
  Other operating liabilities                              1,945      1,972
                                                       ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                 60,300     30,931
                                                       ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                   (53,780)   (58,825)
  Proceeds from disposal of property, plant and
   equipment                                                 323         46
  Purchases of investments                              (134,367)   (65,267)
  Proceeds from maturities of investments                 87,395    101,006
                                                       ---------  ---------
NET CASH USED IN INVESTING ACTIVITIES                   (100,429)   (23,040)
                                                       ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on debt and capital lease obligations          (1,043)  (165,247)
  Issuance of common stock                                   893        114
                                                       ---------  ---------
NET CASH USED IN FINANCING ACTIVITIES                       (150)  (165,133)
                                                       ---------  ---------
CASH AND CASH EQUIVALENTS
  Net decrease                                           (40,279)  (157,242)
  Balance at beginning of period                         286,687    379,680
                                                       ---------  ---------
BALANCE AT END OF PERIOD                               $ 246,408  $ 222,438
                                                       =========  =========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                               Three Months     Six Months
                                                  Ended           Ended
                                                 June 30,        June 30,
                                             --------------- ---------------
(In thousands, except where noted)             2014    2013    2014    2013
                                             ------- ------- ------- -------
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium                                         97     102     198     200
Platinum                                          29      30      59      59
                                             ------- ------- ------- -------
Total                                            126     132     257     259
                                             ======= ======= ======= =======
Tons milled                                      286     308     564     602
Mill head grade (ounce per ton)                 0.47    0.46    0.49    0.46
Sub-grade tons milled (1)                         17      21      34      41
Sub-grade tons mill head grade (ounce per
 ton)                                           0.14    0.18    0.16    0.17
Total tons milled(1)                             303     329     598     643
Combined mill head grade (ounce per ton)        0.46    0.44    0.47    0.44
Total mill recovery (%)                           92      92      92      92
Total mine concentrate shipped (tons) (3)      6,903   7,156  14,204  14,316
Platinum grade in concentrate (ounce per
 ton) (3)                                       4.50    4.43    4.66    4.37
Palladium grade in concentrate (ounce per
 ton) (3)                                      14.87   14.75   15.09   14.51
Total cash costs per ounce - net of credits
 (Non-GAAP) (2)                              $   550 $   532 $   559 $   527
Total cash costs per ton milled - net of
 credits (Non-GAAP) (2)                      $   229 $   213 $   240 $   213
Stillwater Mine:
Ounces produced
Palladium                                         64      70     133     142
Platinum                                          20      21      41      42
                                             ------- ------- ------- -------
Total                                             84      91     174     184
                                             ======= ======= ======= =======
Tons milled                                      175     199     345     391
Mill head grade (ounce per ton)                 0.51    0.49    0.53    0.50
Sub-grade tons milled (1)                          5      12      13      22
Sub-grade tons mill head grade (ounce per
 ton)                                           0.23    0.23    0.26    0.22
Total tons milled (1)                            180     211     358     413
Combined mill head grade (ounce per ton)        0.50    0.48    0.52    0.48
Total mill recovery (%)                           93      92      93      93
Total mine concentrate shipped (tons) (3)      3,749   4,332   8,144   8,640
Platinum grade in concentrate (ounce per
 ton) (3)                                       5.60    5.03    5.58    5.12
Palladium grade in concentrate (ounce per
 ton) (3)                                      18.16   16.68   17.64   16.89
Total cash costs per ounce - net of credits
 (Non-GAAP) (2)                              $   535 $   532 $   541 $   515
Total cash costs per ton milled - net of
 credits (Non-GAAP) (2)                      $   250 $   229 $   262 $   229

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

                                               Three Months     Six Months
                                                  Ended           Ended
                                                 June 30,        June 30,
                                             --------------- ---------------
(In thousands, except where noted)             2014    2013    2014    2013
                                             ------- ------- ------- -------
OPERATING AND COST DATA FOR MINE PRODUCTION
 (Continued)
East Boulder Mine:
Ounces produced
Palladium                                         33      32      65      58
Platinum                                           9       9      18      17
                                             ------- ------- ------- -------
Total                                             42      41      83      75
                                             ======= ======= ======= =======
Tons milled                                      111     109     219     211
Mill head grade (ounce per ton)                 0.42    0.41    0.41    0.39
Sub-grade tons milled (1)                         12       9      21      19
Sub-grade tons mill head grade (ounce per
 ton)                                           0.10    0.10    0.11    0.11
Total tons milled (1)                            123     118     240     230
Combined mill head grade (ounce per ton)        0.39    0.38    0.39    0.36
Total mill recovery (%)                           90      91      90      90
Total mine concentrate shipped (tons) (3)      3,154   2,824   6,060   5,676
Platinum grade in concentrate (ounce per
 ton) (3)                                       3.19    3.51    3.29    3.22
Palladium grade in concentrate (ounce per
 ton) (3)                                      10.96   11.80   11.23   10.90
Total cash costs per ounce - net of credits
 (Non-GAAP) (2)                              $   580 $   532 $   597 $   559
Total cash costs per ton milled - net of
 credits (Non-GAAP) (2)                      $   200 $   183 $   207 $   183

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and Probable Ore Reserves - Discussion" in the Company's 2013 Annual Report on Form 10-K for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, reorganization costs and interest income and expense are not included in total cash costs. Cash costs per ton and cash costs per ounce, are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues" and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

                                               Three Months     Six Months
                                                  Ended           Ended
                                                 June 30,        June 30,
                                             --------------- ---------------
(In thousands, except for average prices)      2014    2013    2014    2013
                                             ------- ------- ------- -------
SALES AND PRICE DATA
Ounces sold
Mine Production:
  Palladium (oz.)                                112      98     212     199
  Platinum (oz.)                                  32      25      63      54
                                             ------- ------- ------- -------
    Total                                        144     123     275     253
                                             ------- ------- ------- -------
PGM Recycling: (1)
  Palladium (oz.)                                 59      81     113     147
  Platinum (oz.)                                  35      50      67      92
  Rhodium (oz.)                                    7      12      15      21
                                             ------- ------- ------- -------
    Total                                        101     143     195     260
                                             ------- ------- ------- -------
By-products from Mine Production: (2)
  Rhodium (oz.)                                    1       1       2       2
  Gold (oz.)                                       2       3       5       5
  Silver (oz.)                                     1       2       3       4
  Copper (lb.)                                   305     260     482     474
  Nickel (lb.)                                   412     348     777     687
Average realized price per ounce (3)
Mine Production:
  Palladium ($/oz.)                          $   821 $   716 $   784 $   720
  Platinum ($/oz.)                           $ 1,450 $ 1,446 $ 1,441 $ 1,544
    Combined ($/oz.)(4)                      $   962 $   865 $   936 $   897
PGM Recycling: (1)
  Palladium ($/oz.)                          $   752 $   732 $   741 $   706
  Platinum ($/oz.)                           $ 1,426 $ 1,600 $ 1,418 $ 1,603
  Rhodium ($/oz.)                            $ 1,018 $ 1,163 $   988 $ 1,145
    Combined ($/oz.)(4)                      $ 1,002 $ 1,070 $   992 $ 1,058
By-products from Mine Production: (2)
  Rhodium ($/oz.)                            $ 1,083 $ 1,082 $ 1,076 $ 1,143
  Gold ($/oz.)                               $ 1,288 $ 1,354 $ 1,292 $ 1,478
  Silver ($/oz.)                             $    20 $    21 $    20 $    25
  Copper ($/lb.)                             $  2.90 $  3.05 $  2.95 $  3.20
  Nickel ($/lb.)                             $  7.77 $  5.14 $  6.85 $  5.78
Average market price per ounce (3)
  Palladium ($/oz.)                          $   815 $   712 $   780 $   726
  Platinum ($/oz.)                           $ 1,447 $ 1,465 $ 1,438 $ 1,550
    Combined ($/oz.)(4)                      $   957 $   866 $   932 $   902

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal produced from mined ore alongside the Company's primary production of palladium and platinum. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(4) The Company calculates the combined average realized and a combined average market price of palladium and platinum using the same ratio as the rate of ounces of each respective metal that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statements of Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most comparable measure under GAAP, for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statements of Comprehensive Income (Loss). For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to total consolidated costs of revenues as reported in the Company's Consolidated Statements of Comprehensive Income (Loss).

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mine by-products, depreciation and amortization and asset retirement costs, and timing differences resulting from changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing operations in any period. It is a measure of extraction efficiency.

When divided by the total tons milled in the respective period, Total Cash Costs per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Costs per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Costs per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
(Unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
(In thousands, except per ounce
 and per ton data)                  2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
Consolidated:
Total cash costs before by-
 product and recycling credits
 (Non-GAAP)                      $  81,084  $  82,151  $ 165,135  $ 162,173
By-product credit                   (8,628)    (6,943)   (15,309)   (14,451)
Recycling income credit             (2,926)    (5,288)    (6,093)   (11,320)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 (Non-GAAP)                      $  69,530  $  69,920  $ 143,733  $ 136,402

Divided by platinum/palladium
 ounces produced                       126        132        257        259

Total cash costs before by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     641  $     625  $     643  $     627
By-product credit per ounce
 Pt/Pd produced                        (68)       (53)       (60)       (56)
Recycling income credit per
 ounce Pt/Pd produced                  (23)       (40)       (24)       (44)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     550  $     532  $     559  $     527

Divided by ore tons milled             303        329        598        643

Total cash costs before by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     267  $     250  $     276  $     254
By-product credit per ore ton
 milled                                (28)       (21)       (26)       (23)
Recycling income credit per ore
 ton milled                            (10)       (16)       (10)       (18)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     229  $     213  $     240  $     213

Reconciliation to consolidated
 costs of revenues:
Total cash costs net of by-
 product and recycling credits
 (Non-GAAP)                      $  69,530  $  69,920  $ 143,733  $ 136,402
Asset retirement costs                 189        171        370        338
Depletion, depreciation and
 amortization                       17,540     13,742     32,450     28,767
Depletion, depreciation and
 amortization (in inventory)          (893)       881       (340)       128
Change in product inventories        9,119     (5,827)     2,404     (9,510)
Cost of PGM Recycling              100,266    149,154    190,972    266,016
PGM Recycling - depreciation           262        261        503        519
By-product credit                    8,628      6,943     15,309     14,451
Profit from PGM Recycling
 (before bad debt expense and
 gain/loss on asset disposals)       2,926      5,288      6,093     11,320
                                 ---------  ---------  ---------  ---------
Total consolidated cost of
 revenues                        $ 207,567  $ 240,533  $ 391,494  $ 448,431
                                 =========  =========  =========  =========
Memo: Royalties, Taxes and Other
 included in Total consolidated
 cost of revenues                $  13,017  $  11,082  $  25,030  $  22,774

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
 (Continued)
(Unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
(In thousands, except per ounce
 and per ton data)                  2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
Stillwater Mine:
Total cash costs before by-
 product and recycling credits
 (Non-GAAP)                      $  51,940  $  56,081  $ 107,168  $ 111,286
By-product credit                   (5,026)    (4,084)    (9,042)    (8,748)
Recycling income credit             (1,953)    (3,643)    (4,123)    (8,041)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 (Non-GAAP)                      $  44,961  $  48,354  $  94,003  $  94,497

Divided by platinum/palladium
 ounces produced                        84         91        174        184

Total cash costs before by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     618  $     617  $     617        607
By-product credit per ounce
 Pt/Pd produced                        (60)       (45)       (52)       (48)
Recycling income credit per
 ounce Pt/Pd produced                  (23)       (40)       (24)       (44)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     535  $     532  $     541        515

Divided by ore tons milled             180        211        358        413

Total cash costs before by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     289  $     265  $     299        269
By-product credit per ore ton
 milled                                (28)       (19)       (25)       (21)
Recycling income credit per ore
 ton milled                            (11)       (17)       (12)       (19)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     250  $     229  $     262        229

Reconciliation to costs of
 revenues:
Total cash costs net of by-
 product and recycling credits
 (Non-GAAP)                      $  44,961  $  48,354  $  94,003  $  94,497
Asset retirement costs                 176        158        345        313
Depletion, depreciation and
 amortization                       13,276     10,518     24,661     22,127
Depletion, depreciation and
 amortization (in inventory)        (1,193)       792       (821)       192
Change in product inventories        7,780     (4,100)     3,729     (6,214)
By-product credit                    5,026      4,084      9,042      8,748
Profit from PGM Recycling
 (before bad debt expense and
 gain/loss on asset disposals)       1,953      3,643      4,123      8,041
                                 ---------  ---------  ---------  ---------
Total cost of revenues           $  71,979  $  63,449  $ 135,082  $ 127,704
                                 =========  =========  =========  =========
Memo: Royalties, Taxes and Other
 included in Total cost of
 revenues                        $   8,465  $   7,440  $  16,398     15,688

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Consolidated Costs of Revenues
 (Continued)
(Unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
(In thousands, except per ounce
 and per ton data)                  2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
East Boulder
Total cash costs before by-
 product and recycling credits
 (Non-GAAP)                      $  29,144  $  26,070  $  57,967  $  50,887
By-product credit                   (3,602)    (2,859)    (6,267)    (5,703)
Recycling income credit               (973)    (1,645)    (1,970)    (3,279)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 (Non-GAAP)                      $  24,569  $  21,566  $  49,730  $  41,905

Divided by platinum/palladium
 ounces produced                        42         41         83         75

Total cash costs before by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     688  $     644  $     696  $     679
By-product credit per ounce
 Pt/Pd produced                        (85)       (71)       (75)       (76)
Recycling income credit per
 ounce Pt/Pd produced                  (23)       (41)       (24)       (44)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 per ounce Pt/Pd produced (Non-
 GAAP)                           $     580  $     532  $     597  $     559

Divided by ore tons milled             123        118        240        230

Total cash costs before by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     237  $     221  $     241  $     222
By-product credit per ore ton
 milled                                (29)       (24)       (26)       (25)
Recycling income credit per ore
 ton milled                             (8)       (14)        (8)       (14)
                                 ---------  ---------  ---------  ---------
Total cash costs net of by-
 product and recycling credits
 per ore ton milled (Non-GAAP)   $     200  $     183  $     207  $     183

Reconciliation to costs of
 revenues:
Total cash costs net of by-
 product and recycling credits
 (Non-GAAP)                      $  24,569  $  21,566  $  49,730  $  41,905
Asset retirement costs                  13         13         25         25
Depletion, depreciation and
 amortization                        4,264      3,224      7,789      6,640
Depletion, depreciation and
 amortization (in inventory)           300         89        481        (64)
Change in product inventories        1,339     (1,727)    (1,404)    (3,296)
By-product credit                    3,602      2,859      6,267      5,703
Profit from PGM Recycling
 (before bad debt expense and
 gain/loss on asset disposals)         973      1,645      1,970      3,279
                                 ---------  ---------  ---------  ---------
Total cost of revenues           $  35,060  $  27,669  $  64,858  $  54,192
                                 =========  =========  =========  =========
Memo: Royalties, Taxes and Other
 included in Total cost of
 revenues                        $   4,552  $   3,642  $   8,632  $   7,086

PGM Recycling and Other: (1)
Cost of open market purchases    $      --  $      --  $      79  $      --
Cost of PGM Recycling              100,266    149,154    190,972    266,016
PGM Recycling - depreciation           262        261        503        519
                                 ---------  ---------  ---------  ---------
Total cost of revenues           $ 100,528  $ 149,415  $ 191,554  $ 266,535
                                 =========  =========  =========  =========

(1) PGM Recycling and Other include PGM recycling and metal purchased on the open market for resale.

Stillwater Mining Company
All-In Sustaining Costs (a Non-GAAP Measure)
(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP measure is used as an indicator from period to period of the level of total cash required by the business to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total cash costs, net of credits, (another non-GAAP measure, described above), and adding to it the recycling income credit, domestic corporate overhead costs and marketing costs (excluding any depreciation and amortization costs as well as research and development, non-recurring and reorganization costs included in corporate overhead costs), and that portion of total capital expenditures associated with sustaining the current level of mining operations. (Capital expenditures for Blitz, Graham Creek and certain other one-time projects are not included in the calculation.)

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of ore produced.

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
(In thousands, except $/oz.)        2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
All-In Sustaining Costs
Total cash costs net of by-
 product and recycling credits
 (Non-GAAP)                      $  69,530  $  69,920  $ 143,733  $ 136,402
Recycling income credit              2,926      5,288      6,093     11,320
                                 ---------  ---------  ---------  ---------
                                 $  72,456  $  75,208  $ 149,826  $ 147,722

Consolidated Corporate General &
 Administrative costs            $   8,212  $  14,146  $  17,428  $  26,618
Corporate depreciation and
 amortization and research and
 development included in
 Consolidated Corporate General
 & Administrative costs               (112)      (121)      (255)      (265)
General & Administrative Costs
 in Foreign Subsidiaries              (873)    (1,137)    (2,311)    (2,649)
Marketing costs                        387      2,263        538      3,990
                                 ---------  ---------  ---------  ---------
                                 $   7,614  $  15,151  $  15,400  $  27,694

Total incurred capitalized costs $  32,476  $  33,114  $  57,149  $  61,561
Capital associated with
 expansion projects                (12,469)   (12,141)   (19,267)   (21,031)
                                 ---------  ---------  ---------  ---------
Total Capital incurred to
 sustain existing operations     $  20,007  $  20,973  $  37,882  $  40,530

                                 ---------  ---------  ---------  ---------
All-In Sustaining Costs (Non-
 GAAP)                           $ 100,077  $ 111,332  $ 203,108  $ 215,946

Mined ounces produced                126.4      131.5      257.1      258.6

                                 ---------  ---------  ---------  ---------
All-In Sustaining Costs per
 Mined Ounce ($/oz.) (Non-GAAP)  $     792  $     847  $     790  $     835
                                 ---------  ---------  ---------  ---------

INVESTOR CONTACT:

Mike Beckstead
(406) 373-8971